Exhibit 4.1

AMENDMENT

TO

RIGHTS AGREEMENT

This Amendment, dated as of July 8, 2009, is made between Bemis Company, Inc., a Missouri corporation (the “Company”), and Wells Fargo Bank, National Association (formerly known as Norwest Bank Minnesota, National Association) as Rights Agent (the “Rights Agent”), and amends the Rights Agreement dated as of July 29, 1999 (the “Rights Agreement”).

Recitals

A.                                 Pursuant to Section 27 of the Rights Agreement, the Company may from time to time supplement or amend the Rights Agreement in accordance with the provisions of that section.

B.                                   The Board of Directors of the Company desires to terminate the Rights Agreement by amending it to accelerate the Final Expiration Date set forth therein.

Amendment

This Amendment amends the Rights Agreement as follows:

1.                                     Capitalized terms that are not otherwise defined herein shall have the meanings ascribed to them in the Rights Agreement.

2.                                     Section 7(a) of the Rights Agreement is hereby amended and restated to read in its entirety as follows:

(a)                                  Subject to Section 11(a)(ii), the registered holder of any Right Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein) in whole or in part at any time after the Distribution Date upon surrender of the Right Certificate, with the form of election to purchase on the reverse side thereof duly completed and executed, to the Rights Agent at the office or offices of the Rights Agent designated for such purpose, together with payment of the Purchase Price for each one two-hundredth of a Preferred Share as to which Rights are exercised, at or prior to the earliest of (i) the Close of Business on July 8, 2009 (the “Final Expiration Date”), (ii) the time at which the Rights are redeemed as provided in Section 23 hereof (the “Redemption Date”), or (iii) the time at which such Rights are exchanged as provided in Section 24 hereof.

3.                                     This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but such counterparts shall together constitute the same instrument.

4.                                     This Amendment shall be deemed to be a contract made under the laws of the State of Missouri and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state.

[Signature Page Follows]

This Amendment has been duly executed by the Company and the Rights Agent as of the date first written above.

BEMIS COMPANY, INC.

By:	/s/ Melanie E. R. Miller
Name: Melanie E. R. Miller
Title: Vice President and Treasurer

WELLS FARGO BANK,
NATIONAL ASSOCIATION

By:	/s/ Jennifer Leno
Name: Jennifer Leno
Title: Vice President